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                                                                EXHIBIT 10.30(a)

                                FIRST AMENDMENT
                                       TO
               AMENDED AND RESTATED MASTER TRANSACTION AGREEMENT

This First Amendment to the Amended and Restated Master Transaction Agreement (this "Amendment") is made as of December 18, 2000 by and between Bayer AG, a German corporation ("Bayer AG"), Bayer Corporation, an Indiana corporation ("Bayer Corp." and together with Bayer AG, "Bayer"), and Lyondell Chemical Company, a Delaware corporation ("Lyondell").

                                    RECITALS

(A) The parties (i) entered into the Master Transaction Agreement dated as of November 16, 1999 for the formation of a U.S. propylene oxide joint venture and the sale of Lyondell's worldwide polyols business to Bayer and (ii) subsequently entered into the Amended and Restated Master Transaction Agreement dated as of March 31, 2000 in connection with the formation of the PO Joint Venture and the closing of the Asset Purchase Agreement (such agreement as amended, the "MTA");

(B) Lyondell and Bayer AG, through their respective subsidiaries, have agreed to jointly pursue the development and operation of a new PO/SM plant ("PO-11") at Maasvlakte, The Netherlands;

(C) In connection with the agreements between the parties concerning PO-11, the parties have agreed that Bayer shall receive certain expanded technology rights for PO-11 and future joint ventures between Lyondell and Bayer; and

(D)  The parties desire to further amend the MTA on the terms set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties, it is hereby agreed as follows:

1.   Effectiveness of Amendment; Defined Terms.

     Except as amended by this Amendment, all the terms and provisions of the MTA shall remain in full force and effect among the parties thereto. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the MTA.

2.   Amendment to Section 11.04.

     The following amendments are hereby made to Section 11.04 of the MTA:
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     (a)  The third sentence in Section 11.04(b)(ii) is deleted in its entirety and replaced by the following:

          Bayer shall pay a share of Lyondell's actual documented costs of planning, design and construction of the New Plant (A) on a timetable which matches Lyondell's capital outlays for such New Plant and (B) based upon the ratio of (1) the New Capacity Equity Amount to (2) the total number of pounds of rated PO capacity which is projected by Lyondell to be produced by the New Plant. Bayer shall pay a technology licensing fee or royalty charge to be negotiated by the parties subject to the following limitations: If the New Plant produces SM as a Co-Product, Bayer shall not pay any technology licensing fee or royalty charge with respect to any PO/SM technology developed by the Lyondell Group, unless the Bayer Group fails to pay its full 50% share of any Existing PO/Co-Products R&D Budget (i.e., without being limited by the Bayer Budget Cap) for the Year 2001 or any year thereafter. If the Bayer Group pays a share of the Existing PO/Co-Products R&D Budget as limited by the Bayer Budget Cap for any such year, then the parties shall negotiate an appropriate technology licensing fee or royalty charge, taking into account the cumulative Bayer Group's Existing PO/Co-Products R&D Contributions compared to a 50% share of the cumulative amount of the Existing PO/Co-Products R&D Budgets for the appropriate period beginning with the Year 2001. If the New Plant produces TBA as a Co-Product (with Bayer's agreement in accordance with the first sentence of this Section 11.04(b)(ii)), then Lyondell may charge Bayer a technology licensing fee or royalty charge for process improvements that were not commercialized in any of the Existing Plants as of the Effective Date.

     (b)  Section 11.04(b)(iv) is amended and restated as follows:

          Lyondell and Bayer shall negotiate in good faith to determine the terms of any license of any technology associated with such New Capacity Equity Interest, including provisions for the protection and preservation of the going concern value of Lyondell's PO and PO derivative businesses. Bayer shall not pay any additional technology licensing fee or royalty charge except as permitted under
          Section 11.04(b)(ii).

     (c) The second sentence in Section 11.04(c)(ii) is deleted and replaced by the following:

          Under the Existing Capacity Equity Agreement, (A) Lyondell shall sell Bayer the right (the "Existing Capacity Equity Interest") to take the Existing Capacity Amount for an initial capital cost equivalent to the planning, design and construction cost associated with Lyondell's then most recent commercially proven technology, (B) delivery of the Existing Capacity Amount shall take effect on a timetable that would have existed if a New Plant was built under the terms of Section 11.04(b) above unless earlier delivery is mutually agreed by the parties and (C) Bayer shall receive long-term rights in the Existing Capacity Amount

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          produced at the plant(s) in which Bayer is given capacity rights subject to ratable curtailment. The Existing Capacity Amount shall include associated Co-Product capacity unless Lyondell determines that Bayer will not participate in Co-Product. Bayer shall pay a technology licensing fee or royalty charge to be negotiated by the parties subject to the limitations set forth in Section 11.04(b)(ii).

     (d) The first sentence in Section 11.04(c)(iii) is amended and restated as follows:

          Lyondell and Bayer shall negotiate in good faith to determine the terms of any license of any technology associated with such Existing Capacity Equity Interest, including provisions for the protection and preservation of the going concern value of Lyondell's PO and PO derivative businesses. Bayer shall not pay any additional technology licensing fee or royalty charge except as permitted under
          Section 11.04(b)(ii).

     (e) Section 11.04(d)(iii) is amended by deleting the following at the end of such Section:

          "up to the amount of PO that Bayer would have received had it concluded the transaction under discussion between the parties under this Section 11.04 at the time of negotiations."

     (f) For purposes of this Section 11.04 and Section 11.06, the following terms shall have the following meanings:

          "Existing PO/Co-Products R&D Contributions" means the sum of (i) the Bayer Tech LP Monthly Technology Budget Payments and (ii) the Bayer AG Annual Technology Payment.

          "Bayer Tech LP Monthly Technology Budget Payments" means the monthly amount payable by Bayer Tech LP to contribute to the Existing PO/Co-Products R&D Budget under the terms of the Technology Partnership Agreement (as amended).

          "Bayer AG Annual Technology Payment" means 25% of the Existing PO/Co-Products R&D Budget, provided that such annual payment shall not exceed 50% of the Bayer Budget Cap without Bayer's prior written consent.

          "Existing PO/Co-Products R&D Budget" means the annual research and development expenses for process development (including related support) for the Lyondell Group directed at the PO/SM and PO/TBA processes, excluding any expenses for Lyondell Group research and development projects relating exclusively to the TBA Co-Product, such as, for example, isooctane research and development projects.

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          "Bayer Budget Cap" means $2.0 million (as such threshold shall be adjusted by agreement of the parties hereto) as of January 1 following each fifth anniversary of the Closing Date taking into account inflation and other factors).

3.   Amendment to Section 11.06.

     Section 11.06(c) is amended and restated as follows:

     If the Non-Building Party elects to participate in such New PO Plant and the parties reach agreement on the material terms for the New PO Plant and their respective participation, then (i) each party shall be obligated to off-take (or provide for the off-take of) any Co-Product produced in such New PO Plant in an amount proportional to its PO capacity in such New PO Plant and (ii) each party shall pay a proportionate amount of the costs of planning, design and construction of such New PO Plant. The parties shall negotiate in good faith to determine the technology contributed to such New PO Plant by either party and the terms of any technology licensing fee or royalty charge for any technology contributed or licensed in connection with such New PO Plant by either party. The following two sentences apply to technology contributed or licensed by Lyondell. If the New Plant produces SM as a co-product, Bayer shall not pay a technology licensing fee or royalty charge to Lyondell with respect to PO/SM technology developed by the Lyondell Group, unless the Bayer Group fails to pay its full 50% share of any Existing PO/Co-Products R&D Budget (i.e., without being limited by the Bayer Budget Cap) for the Year 2001 or any year thereafter. If the Bayer Group pays a share of Existing PO/Co-Products R&D Budgets as limited by the Bayer Budget Cap for any such year, then the parties shall negotiate an appropriate technology licensing fee or royalty charge, taking into account the cumulative Bayer Group's Existing PO/Co-Products R&D Contributions compared to a 50% share of the cumulative amount of the Existing PO/Co-Products R&D Budgets for the appropriate period beginning with the Year 2001. If the New Plant produces TBA as a Co-Product, then Lyondell may charge Bayer a technology licensing fee or royalty charge for process improvements that were not commercialized in any of the Existing Plants as of the Effective Date.

4.  Correction to Section 11.11.

     The second sentence of Section 11.11(d) is amended and restated as follows:

     "If the parties fail to reach agreement within the time period necessary to enable the Offering Party to proceed with the New PO Opportunity on its own, then the Offering Parent may proceed with the New PO Opportunity without the participation of the Offeree Parent and (if Bayer is the Offeree Parent) Bayer shall be released from its exclusive purchase obligations under the Market Based Supply Agreement up to the amount of PO which Bayer would have acquired in connection with such New PO Opportunity."

5.  Bayer Additional Technology Payment.

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     A new Section 11.13 is added to Article XI as follows:

     SECTION 11.13  Bayer Additional Technology Payments.

     (a) In consideration of the amendments to Sections 11.04 and 11.06 contained in this Amendment, and in partial consideration for the licensing of the PO/SM technology of the Lyondell Group for PO-11, Bayer shall pay or cause to be paid:

          (i) US $4,400,000 in immediately available funds on the PO-11 Signing Date. No further technology licensing fee or royalty charge shall be payable in respect of PO-11 during the term of the PO-11 Partnership Agreement, provided the Bayer Group pays its full 50% share of each Existing PO/Co-Products R&D Budget (i.e., without being limited by the Bayer Budget Cap) for the Year 2001 and every year thereafter. If the Bayer Group does not pay its full 50% share of any Existing PO/Co-Products R&D Budget (i.e., without being limited by the Bayer Budget Cap), then notwithstanding the provisions of the PO-11 Partnership Agreement and the PO-11 Operating Agreement, Bayer and Lyondell shall agree to an appropriate technology licensing fee or royalty charge in respect of any Capital Project which implements process development research at PO-11. Such technology licensing fee or royalty charge shall take into account the cumulative Existing PO/Co-Products R&D Contributions made by the Bayer Group for the Year 2001 and every year thereafter compared to 50% of the cumulative amount of the Existing PO/Co-Products R&D Budgets over the same period.

          (ii) A one-time amount equal to US $1,500,000, plus interest at LIBOR accruing beginning as of the PO-11 Signing Date, compounded quarterly, on the earlier of the next to occur of
                 (i) the date of signing by both parties (or their designated Affiliates) of definitive documents for a PO/SM plant employing technology of Lyondell or its Affiliates that is constructed following the date hereof (excluding for this purpose PO-11) in which each of Lyondell and Bayer (or their designated Affiliates) have an equity interest or capacity right or (ii) Bayer obtaining an Existing Capacity Equity Interest pursuant to Section 11.04(c) of this Agreement.

          (iii) The Bayer AG Annual Technology Payment in immediately available funds on July 1 of each year beginning in 2001.

     (b) For purposes of this Section 11.13, the following definitions shall apply:

          "PO-11 Operating Agreement" means the operating agreement between Lyondell Chemical Nederland, Ltd. and Lyondell Bayer Manufacturing Maasvlakte VOF dated as of the PO-11 Signing Date.

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          "PO-11 Partnership Agreement" means the General Partnership Agreement of Lyondell Bayer Manufacturing Maasvlakte VOF entered into between Bayer Polyurethanes, B.V. and Lyondell PO-11 C.V., dated as of the PO-11 Signing Date.

          "PO-11 Signing Date" means 18 December 2000.



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     IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first listed above.

BAYER CORPORATION                LYONDELL CHEMICAL COMPANY

By: /s/ HANS-J. KAISER           By: /s/ DAVID M. BALDERSTON
   -------------------------        --------------------------
Name: Hans-J. Kaiser             Name: David M. Balderston
    ------------------------         -------------------------
Title: Head of BG PU             Title: Director, PO Venture
     -----------------------          ------------------------


BAYER AG

By: /s/ HANS-J. KAISER
   ---------------------------
Name:  Hans-J. Kaiser
     --------------------------
Title: Head of BG PU
      -------------------------

By:  /s/ STEFAN WUNDERLICH
   ----------------------------
Name:  Stefan Wunderlich
     --------------------------
Title: Legal Counsel
      -------------------------